EXHIBIT 99.1


Investor / Media Contacts:
Robert J. Cierzan, Vice President, Finance
Mary Lou Coburn, Investor Relations
(858) 513 - 1801



FOR IMMEDIATE RELEASE



          ALDILA NOMINATES NEW BOARD MEMBER FOR ELECTION AT ANNUAL
                          STOCKHOLDERS' MEETING;
         Three Current Board Members Will Not Stand for Reelection


     POWAY, CA., APRIL 07, 2003 - Aldila, Inc. (NASDAQ:ALDA) announced today the nomination of Bryant R. Riley, Founder and Chief Executive Officer of B. Riley & Co. Inc., Los Angeles, CA, as a Director of Aldila, for election by stockholders at the company's Annual Stockholders' Meeting on May 14, 2003. B. Riley & Co. provides research and trading assistance to institutional investors.

      "Mr. Riley brings substantial investment market and small cap business experience to Aldila's Board of Directors. We look forward to having his expertise available to us, as we refine and implement our business strategy," said Peter R. Mathewson, Chairman and Chief Executive Officer of Aldila.

      Directors not standing for reelection are Chapin Nolen, private investor, Santa Barbara, CA; Peter E. Bennett, President and Senior Partner, Liberty Partners, LP, New York, NY, and John J. Henry, Vice Chairman, Sinclair & Rush, Inc., St. Louis, MO.

      "Aldila has benefited greatly from the involvement of these gentlemen, who have served Aldila since 1994. Their contributions have helped Aldila attain a leading position among graphite shaft companies," Mr. Mathewson said. "We thank them for their years of service and wish them success in their future endeavors."

      Aldila manufactures high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom club makers. Aldila also manufactures hockey sticks and most recently hockey blades, in addition to composite prepreg material for its golf shaft business and external sales. Externally, Aldila also manufactures carbon fiber for internal use through an ownership interest in Carbon Fiber Technology LLC.

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